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                                                                   EXHIBIT 11.1

                      INFINITY FINANCIAL TECHNOLOGY, INC.
              STATEMENT OF COMPUTATION OF NET INCOME PER SHARE(1)
               (In thousands, except per share data - unaudited)

                                                    Year Ended December 31,
                                                 -----------------------------
                                                  1996       1995       1994
                                                 -------    -------    -------
Net income..................................     $ 5,405    $ 2,173    $ 1,641
                                                 =======    =======    =======
PRIMARY:
Weighted average common shares outstanding..      12,992     11,038      9,578
Weighted average IPO issued shares
  outstanding...............................         364         --         --
Common stock equivalents:
    Preferred stock using the as-if-converted
      method.................................      2,312      3,083      2,910
    Stock options using the treasury stock
      method.................................      2,008      2,149      1,824

Shares related to Staff Accounting Bulletin
  topic 4D:
    Shares of common stock...................        578        770        770
    Stock options............................        954      1,272      1,272
                                                 -------    -------    -------
Shares used in computing net income per
  share......................................     19,208     18,312     16,354
                                                 =======    =======    =======
Net income per share.........................    $  0.08    $  0.12    $  0.10
                                                 =======    =======    =======
FULLY DILUTED:
Weighted average common shares outstanding...     12,992     11,038      9,578
Weighted average IPO issued shares
  outstanding................................        364
Common stock equivalents:
    Preferred stock using the as-if-converted
      method.................................      2,312      3,083       4,310
    Stock options using the treasury stock
      method.................................      2,043      2,219       1,936

Shares related to Staff Accounting Bulletin
  topic 4D:
    Shares of common stock...................        578        770         770
    Stock options............................        954      1,272       1,272
                                                 -------    -------     -------
Shares used in computing net income per
  share......................................     19,243     18,382      17,866
                                                 =======    =======     =======
Net income per share.........................    $  0.28    $  0.12     $  0.09
                                                 =======    =======     =======

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(1) For an explanation of the number of shares used to compute net income per share, see notes to condensed consolidated financial statements.